Exhibit 99.2

SALES RESTRICTION AGREEMENT

THIS SALES RESTRICTION AGREEMENT (“Agreement”) is entered into as of the 15th day of March 2012 by and between Lightwave Logic, Inc., a Nevada corporation (the “Company”); and Frederick J. Goetz, Jr. (“Stockholder”).

WHEREAS, the Stockholder has entered into an agreement (“Agreement”) with the Company, of even date hereof, relating to the terms of the Stockholder’s resignation as the senior vice president of the Company.

WHEREAS, the Stockholder agrees that among other reasons, in order to create and sustain an orderly public trading market for the Company’s common stock, that it is in the best interest of the Stockholder, the Company, and the Company’s other stockholders (the “Third Party Beneficiaries”) for the Stockholder not to transfer, sell, contract to sell, devise, give, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly, any shares of the Stockholder’s Company common stock except pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1.

Shares Subject to this Agreement. Commencing on March 15, 2012 (the “Effective Date”) all 3,221,667 shares of the Company’s common stock owned, directly or indirectly, by the Stockholder shall be subject to this Agreement and referred to herein as “Subject Stock”.

2.

Sale Restriction. The Stockholder agrees for the benefit of himself, the Company and the Third Party Beneficiaries that he will not transfer, sell, contract to sell, devise, give, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly, the Subject Stock except pursuant to the terms of this Agreement. Any attempted sale, transfer or other disposition in violation of this Agreement shall be null and void. Notwithstanding the foregoing, the Stockholder may transfer any Subject Stock by will or intestacy, provided that any recipient of such Subject Stock must execute an agreement stating that the recipient is receiving or holding the Subject Stock subject to the provisions of this Agreement.

3.

Sale Periods.

3.1

Commencing on the Effective Date and terminating twelve (12) months thereafter (March 14, 2013), other than pursuant to subparagraph 3.2 below, the Stockholder shall not be entitled to transfer, sell, contract to sell, devise, give, assign, pledge, hypothecate, distribute or grant any option to purchase or otherwise dispose of, directly or indirectly, the Subject Stock without the express written consent of the

Company and without any recipient of such Subject Stock executing an agreement stating that the recipient is receiving or holding the Subject Stock subject to the provisions of this Agreement. Any disposition by Stockholder of Subject Stock by private sale pursuant to the terms of this subparagraph 3.1 shall not offset or decrease the eligible amount of Subject Stock that may be disposed of by Stockholder pursuant to subparagraph 3.2 below.

3.2

Commencing on the Effective Date and for a period of twelve (12) months thereafter (March 14, 2013), the Stockholder shall be entitled to dispose of up to an aggregate of 40,000 shares of the Subject Stock every calendar month pursuant to open market transactions.

4.

No Carrying Over. No portion of Subject Stock that remains unsold in any calendar month period, as described in paragraph 3.2 above, may be carried over into the next, or any other, calendar month for the purpose of increasing the eligible amount of Subject Stock that may be disposed of in any other given calendar month.

5.

Legend/Stop Transfer Instructions.  The Stockholder further agrees that the Company may instruct its transfer agent not to transfer the Subject Stock, may provide a copy of this Agreement to the Company's transfer agent for the purpose of instructing the Company's transfer agent to place a legend on the certificates disclosing that any transfer, sale, contract for sale, devise, gift, assignment, pledge or hypothecation of the Subject Stock is subject to the terms of this Agreement and may issue stop-transfer instructions to its transfer agent for the period contemplated by this Agreement for the Subject Stock.

6.

Equitable Remedy. The Stockholder agrees that any breach of this Agreement will cause the Company and the Third Party Beneficiaries irreparable damage for which there is no adequate remedy at law. If there is a breach or threatened breach of this Agreement by the Stockholder, the Stockholder agrees that the Company shall be entitled to the issuance of an immediate injunction without notice to restrain the breach or threatened breach.

7.

 Miscellaneous.

7.1

Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

7.2

Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors, assigns, heirs or legal representatives, as the case may be.

7.3

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

7.4

Headings. The paragraph and subparagraph headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.5

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7.6

Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties hereto. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

7.7

Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

7.8

Conflict of Terms. In the event of a conflict of terms and conditions between this Agreement and any other agreement, the terms and conditions of this Agreement shall prevail.

7.9

Incorporation of Agreements. The agreements identified in this Agreement are incorporated herein by reference and made a part hereof.

In Witness, the parties have executed this Agreement as of the date first above written.

WITNESS:	SELLING STOCKHOLDER:

/s/Antigone Goetz (Durable P.O.A)	/s/Frederick J. Goetz, Jr.
Name: Antigone Goetz	Frederick J. Goetz, Jr.

WITNESS:	COMPANY:
/s/Gloria M. Marcelli	By: /s/James S. Marcelli
Name: Gloria M. Marcelli	James S. Marcelli, Chief Executive Officer